FOR IMMEDIATE RELEASE

Contact Information:

Cedar Shopping Centers, Inc.

Leo S. Ullman, Chairman, CEO and President
(516) 944-4525
lsu@cedarshoppingcenters.com

CEDAR SHOPPING CENTERS ANNOUNCES STRATEGIC ALLIANCE WITH RIOCAN REAL ESTATE INVESTMENT TRUST

-	Agreements Contemplate Private Placement of Common Stock and Joint Venture for Seven Existing Cedar Properties; Net Proceeds to Cedar estimated at $100 million –
-	Cedar and RioCan also establish joint venture for new acquisitions –
-	Company Updates Progress on Renewal of Credit Facility -

Port Washington, New York – October 26, 2009 – Cedar Shopping Centers, Inc. (“Cedar” or the “Company”) (NYSE: CDR) today announced it has entered into definitive agreements with RioCan Real Estate Investment Trust (TSX: REI.UN) of Toronto, Canada (“RioCan”) which provide for the following:

•

RioCan will make a $40 million private placement investment, of 6,666,666 shares of Cedar common stock at $6.00 per share (“Private Placement”) which is conditioned on approval by the NYSE that is expected to occur within 10 days;

•	Cedar will grant to RioCan warrants to purchase 1,428,570 shares of Cedar common stock, at an exercise price of $7.00 per share, exercisable over a period of two years;
•	Cedar and RioCan will enter into an 80% (RioCan) and 20% (Cedar) joint venture for seven supermarket-anchored properties presently owned by Cedar (“Existing Property Joint Venture”);
•

Cedar and RioCan will enter into an agreement to acquire primarily supermarket-anchored properties in northeast and mid-Atlantic states during the next two years in amounts anticipated at up to $500 million in such 80% (RioCan) and 20% (Cedar) joint venture format (“Future Property Joint Venture”); and

•	Cedar and RioCan will enter into a standstill agreement with respect to RioCan’s ownership of Cedar’s common shares for a period of three years.

“We expect the great financial strength of RioCan and its commitment to our Company to be beneficial for both companies in the coming years,” commented Leo Ullman, CEO of Cedar. “We believe that this important investment in our Company will lead to the creation of meaningful added value for the benefit of shareholders as we move forward. We have been impressed by RioCan and its management team led by Ed Sonshine. Through many meetings and a great deal of time spent by RioCan with us in its due diligence process, we have come to recognize great symmetry in our conservative approaches to our respective property portfolios at every level of our respective operations.”

Ed Sonshine, CEO of RioCan, stated “We are delighted to have been able to conclude the private placement and joint venture arrangements with Cedar Shopping Centers. We have been looking to establish a platform in the United States for future growth of our company and we have been greatly impressed with Cedar’s management team, the quality and stability of its property portfolio, and its demonstrated ability to expand and enhance that portfolio. We look forward to a long and mutually successful relationship with Cedar as part of our future growth in the U.S.”

Aggregate net proceeds to Cedar will total an estimated $100 million, which consists of $40 million from the Private Placement and more than $60 million from the Existing Property Joint Venture, less closing costs and fees. Closings related to the Existing Property Joint Venture are expected to be completed in the first quarter of 2010. Closing dates for all but two properties are subject to timing of lender consents to the transfer of properties to the Existing Property Joint Venture. Net proceeds from the Private Placement and Existing Property Joint Venture will be used to reduce Cedar’s outstanding balances under its secured revolving credit facility for stabilized properties and secured revolving credit facility for development properties.

In addition to the above described transactions, Cedar and RioCan have agreed to enter into a joint venture to acquire additional properties over the next two years. The parties anticipate acquisitions of as much as $500 million during that period. The properties will primarily consist of supermarket-anchored shopping centers in the northeastern United States. Related to the Future Property Joint Venture, Cedar has granted to RioCan a right of first refusal to participate on a joint venture basis (also 80% RioCan and 20% Cedar) for two years on primarily supermarket anchored properties and other properties in excess of 50,000 square feet to be acquired by Cedar in the states of New York, New Jersey, Pennsylvania, Massachusetts, Connecticut, Maryland and Virginia.

In both the Existing Property Joint Venture and Future Property Joint Venture, Cedar will provide property management, leasing, construction management and financial management services at standard rates. Cedar will also be entitled to certain fees on acquisitions, dispositions, financings and refinancings.

Cedar and RioCan have also entered into a “standstill” arrangement for a period of three years during which RioCan will not be permitted to acquire additional shares of Cedar without consent of the Cedar Board of Directors (“Board”), subject to certain pre-emptive rights granted to RioCan. RioCan will also have the right to designate one director for election to Cedar’s Board so long as its ownership interest in Cedar remains at least 9.9%. RioCan’s ownership interest as a result of the Private Placement and the warrants, if exercised, will be approximately 15% of Cedar’s common shares outstanding.

Cedar also announced today that it has received commitments aggregating more than $220 million from participating lenders in the renewal of its secured revolving credit facility for stabilized properties. The Company expects to close the renewal at a level of more than $250 million during the 4th quarter of this year.

Goldman, Sachs & Co. is acting as exclusive financial advisor to Cedar; Stroock & Stroock & Lavan L.L.P. is acting as corporate, real estate and tax counsel to Cedar.

RBC Capital Markets is acting as financial advisor to RioCan. Goodmans LLP and Sidley Austin LLP are acting as legal advisors to RioCan. Davies Ward Phillips & Vineberg LLP and Deloitte LLP are acting as tax advisors to RioCan.

About RioCan Real Estate Investment Trust

RioCan is Canada’s largest real estate investment trust with a total capitalization of approximately CDN$7.8 billion as at September 30, 2009. It owns and manages Canada’s largest portfolio of shopping centers with ownership interests in a portfolio of 247 retail properties, including 134 under development, containing an aggregate of over 59 million square feet. For further information, please refer to RioCan’s website at www.riocan.com.

About Cedar Shopping Centers, Inc.

Cedar Shopping Centers, Inc. is a fully-integrated real estate investment trust which focuses primarily on ownership, operation, development and redevelopment of “bread and butter” supermarket-anchored shopping centers in coastal mid-Atlantic and New England states. The Company presently owns and operates approximately 13.2 million square feet of GLA at 124 shopping center properties, of which approximately 75% are anchored by supermarkets and/or drugstores with average remaining lease terms of approximately 11 years. The Company’s stabilized properties have an occupancy rate of approximately 95%. The Company has also announced a pipeline of seven additional substantially pre-leased primarily supermarket- and drugstore-anchored development properties.

Additional financial and descriptive information on the Company, its operations and its portfolio can be accessed through the Company’s website at www.cedarshoppingcenters.com.